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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A


                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:    Man-Glenwood Lexington Associates Portfolio, LLC

Address of Principal Business Office (No. & Street, City, State Zip Code):

                  123 N. Wacker Drive
                  28th Floor
                  Chicago, Illinois  60606

Telephone Number (including area code):

                  (312) 881-6500

Name and address of agent for service of process:

                  Steven Zoric
                  123 N. Wacker Drive
                  28th Floor
                  Chicago, Illinois  60606

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [x] NO [ ]


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                                    SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Chicago and the State of Illinois on the 24th day of January 2003.

                                          MAN-GLENWOOD LEXINGTON
                                          ASSOCIATES PORTFOLIO, LLC


                                          By:   /s/ John Kelly
                                             ------------------------
                                                    John Kelly
                                                    Manager

Attest:   /s/ Steven Zoric
        -----------------------
          Steven Zoric
          Secretary



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